Exhibit 4.293

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 129744 of April “28” 2013

For the provision of

mobile radio telephone services

This license is granted to

Open Joint Stock Company

Mobile TeleSystems

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Taxpayer Identification No. (INN)

7740000076

Location:

109147, 4 Marksistskaya St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to Aril 28, 2018

This license is granted on the basis of the decision of the licensing authority - Order No. 261-pчc of April 27, 2015.

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 066476

Annex to License No. 129744**

License requirements

1. Mobile TeleSystems Open Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MTS OJSC

OGRN 1027700149124	INN 7740000076

Location:

109147, 4 Marksistskaya St., Moscow

2. The Licensee shall start provision of services under the license no later than 28.04.2013.

3. The Licensee is obliged to provide the mobile radio communication network services of land mobile radio communication standards GSM-900/1800 in accordance with the terms of this license only on the territory of the following subjects of the Russian Federation:

Republic of Buryatia, the Republic of Sakha (Yakutia);

Zabaykalsky Krai, Kamchatka Krai, Primorsky Krai, Khabarovsky Krai;

Amur region, Irkutsk region, Magadan region, Sakhalin region;

Jewish Autonomous Region;

Chukotka Autonomous District.

The Licensee shall provide mobile radio telephone communication services using radio-electronic means of LTE standard based on the State Radio Frequency Commission decree of 11.12.2013 No.13-22-02 in accordance with the terms of this license only on the territory of the following subjects of the Russian Federation:

Republic of Buryatia, Republic of Sakha (Yakutia);

Primorsky Krai, Khabarovsky Krai;

Amur region, Irkutsk region, Sakhalin region;

Jewish Autonomous Region.

The Licensee shall provide mobile radio telephone communication services (IMT-2000 / UMTS standard network) under this license only in the Khabarovsky Krai.

129744

4. The Licensee under this license shall provide the following to subscribers*:

a) Access to the Licensee’s communication network;

b) Connections over mobile radio telephone network of the Licensee for receiving (transmission) of voice and non-voice information ensuring continuous communication during the service, regardless of the location of the subscriber, including when it is moving;

c) Connections with subscribers and (or) users of fixed telephony public communications network;

d) Possibility to use mobile network service of GSM-1800 standard while outside the territory specified in the license;

e) Access to telematic communications services and data transmission services, except for data transmission services for the purpose of voice transmission;

f) Access to information and inquiry system;

g) Free calls to emergency services around the clock and sending short text messages by dialing a single emergency services number, as well as the possibility of free calls to emergency services around the clock by dialing appropriate emergency services numbers established in accordance with the Russian system and dialing plan;

h) transmission of warning signals and emergency information on dangers arising from the threat of or occurrence of emergency natural and man-made situations, as well as in the case of military operations or as a result of these actions, on the rules of behavior of the population and the need for protection measures.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting mobile radio telephone network of the Licensee to the public telecommunications network, connecting other communication networks to mobile radio telephone network of the Licensee, accounting and transit of traffic in mobile radio telephone network of the Licensee, accounting and transit of traffic from (to) communication networks of other operators.

7. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

8. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

9. The Licensee shall implement requirements for networks and communications facilities established by the federal executive authority in the field of communications in consultation with the authorized state bodies engaged in investigative activities for the purpose of carrying out investigation operations, and to take measures to prevent disclosure of organizational and tactical methods of the above operations.

10. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to mobile radio telephone services and aimed at improvement of their customer value, unless it requires a separate license.

** This license is issued by way of renewing the license No. 122555 of 28.04.2013.

Laced, numbered and sealed

Four (4) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya
18 May 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

127495